     As filed with the Securities and Exchange Commission on May 23, 2001
                                              Registration No. 333-_____________
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ________________
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ________________
                           PRENTISS PROPERTIES TRUST
            (Exact name of registrant as specified in its charter)

              Maryland                                  75-2661588
    (State or other jurisdiction of      (I.R.S. Employer Identification Number)
     incorporation or organization)

 3890 W. Northwest Highway, Suite 400                J. Kevan Dilbeck
        Dallas, Texas 75220                      Prentiss Properties Trust
           (214) 654-0886                  3890 W. Northwest Highway, Suite 400
 (Address, including zip code, and                  Dallas, Texas 75220
  telephone number, including area                     (214) 654-0886
   code of registrant's principal           (Name, address, including zip code,
       executive offices)                     and telephone number, including
                                              area code, of agent for service)

                                   Copy to:
                           Michael E. Dillard, P.C.
                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        1700 Pacific Avenue, Suite 4100
                              Dallas, Texas 75201
                                (214) 969-2800

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
                                                                       Proposed Maximum
                                                                           Aggregate            Proposed Maximum        Amount of
         Title of Each Class                    Aggregate Amount      Offering Price Per      Aggregrate Offering     Registration
     Securities to be Registered              To be  Registered(1)          Share                    Price                Fee
------------------------------------------------------------------------------------------------------------------------------------
Preferred Share of Beneficial
Interest, Series D. $0.01 par value per            3,773,585              $24.97(2)             $94,226,418(2)         $2,476(3)
share
------------------------------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial
Interest, $0.01 par value per share              3,773,585 (4)             N/A (5)                   N/A (5)             None (5)
------------------------------------------------------------------------------------------------------------------------------------
Preferred Share Purchase Rights                      (6)                   N/A (7)                   N/A (7)             None (7)
------------------------------------------------------------------------------------------------------------------------------------

     (1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also relates to such additional shares as may be issuable as a result of certain adjustments, including, without limitation, stock dividends, stock splits and distributions of options, warrants and convertible securities.

     (2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low reported sales prices on the New York Stock Exchange on May 21, 2001.

     (3) Pursuant to Rule 457(p) the registration fee is being offset by $21,081 previously paid upon filing Registration No. 333-65793 initially filed on October 16, 1998.

     (4) Such number represents the number of Common Shares initially issuable upon conversion of the Series D Preferred Shares registered hereby and, pursuant to Rule 416 under the Securities Act of 1933, as amended, such indeterminate number of Common Shares as may be issued from time to time upon conversion of the Series D Preferred Shares by reason of adjustment of the conversion price under certain circumstances outlined in the Prospectus.

     (5) Rule 457(g) of the Securities Act of 1933 does not require the payment of a registration fee because the Company is registering the Series D Preferred Shares at the same time it is registering the Common Shares into which the Series D Shares are convertible.

     (6) The rights to purchase Junior Participating Cumulative Preferred Shares of Beneficial Interest, Series B, par value $0.01 per share, are attached to and trade with the common shares. As no additional consideration will be received for the rights, no registration fee is required with respect to them under rule 457(i).

     (7) Rule 457(g) of the Securities Act of 1933 does not require the payment of a registration fee because the Company is registering the rights in the same registration statement as the securities being offered pursuant to the rights.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+ The information in this prospectus is not complete and may be changed. We may+ + not sell these securities until the registration statement filed with the + + Securities and Exchange Commission is effective. This Prospectus is not an + + offer to sell these securities and is not soliciting an offer to buy these +
+ securities in any state where the offer or sale is not permitted.            +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++




                   Subject to Completion, dated May 23, 2001
Prospectus


                           Prentiss Properties Trust
                     3890 W. Northwest Highway, Suite 400
                              Dallas, Texas 75220
                                (214) 654-0886

             3,773,585 Series D Cumulative Convertible Redeemable
                    Preferred Shares of Beneficial Interest
                3,773,585 Common Shares of Beneficial Interest

    This prospectus relates to the public offer and sale of up to 3,773,585 Series D Cumulative Convertible Redeemable Preferred Shares and up to 3,773,585 common shares of beneficial interest that we may issue upon conversion of the Series D Preferred Shares by the selling shareholder named herein or its transferees, pledgees, employees, donees or successors.

     No public market for the Series D Preferred Shares exists and there can be no assurance that an active trading market will develop. The common shares trade on the New York Stock Exchange under the symbol "PP."

                              ____________________


     Investing in our capital stock involves risks. See the sections entitled "Risk Factors" in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this Prospectus for certain risks and uncertainties that you should consider as well as the risk factors beginning on page 3 of this prospectus.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.









           The date of this prospectus is ___________________, 2001

                               Table of Contents



                                                                     Page
                                                                     ----
Risk Factors.......................................................   3
Forward-Looking Statements.........................................   3
About This Prospectus..............................................   4
The Company........................................................   5
Ratio of Earnings to Combined Fixed Charges and Preferred Share
 Dividends.........................................................   5
The Exchange.......................................................   6
Use of Proceeds....................................................   6
Description of Shares of Beneficial Interest.......................   6
Registration Rights................................................  14
Restrictions on Ownership and Transfer.............................  14
Federal Income Tax Considerations..................................  16
Selling Shareholders...............................................  32
Plan of Distribution...............................................  33
Legal Opinions.....................................................  34
Experts............................................................  34
Where You Can Find More Information................................  34

                                 Risk Factors

     You should carefully consider the following information in conjunction with the other information contained in this prospectus, any prospectus supplement and the documents and risk factors incorporated by reference herein, before deciding to invest in the Series D Preferred Shares or the common shares issuable upon conversion of the Series D Preferred Shares (the "Conversion Common Shares").

You may not be able to sell your Series D Preferred Shares because no current market for the Series D Preferred Shares exists and such a market may not develop.

     There is no established trading market for the Series D Preferred Shares. We do not currently intend to list the Series D Preferred Shares on a national securities exchange or the Nasdaq National Market, and even if we did, the Series D Preferred Shares do not currently meet the listing requirements of any national exchange or the Nasdaq National Market. Accordingly, we cannot give assurance as to the following:

     .  whether an active market for the Series D Preferred Shares will develop,

     .  the liquidity of any such market,

     .  your ability to sell the Series D Preferred Shares, or

     .  the prices that you may obtain for your Series D Preferred Shares.

                          Forward-Looking Statements

     This prospectus, any prospectus supplement and the documents incorporated by reference herein may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project," and similar expressions, as they relate to us or our management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by us and information currently available to us. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including risks, uncertainties and assumptions related to the following:

 .  Geographic concentration of our properties;

 . Our real estate acquisition, redevelopment, development and construction activities;

 .  Operating performance of our properties;

 .  Our incurrence of debt;

 .  Limited ability of shareholders to effect a change of control;

 .  Qualifying as a REIT for federal income tax purposes;

 .  Conflicts of interest;

 . Change in our investment, financing and borrowing policies without shareholder approval;

 .  Our dependence on key personnel;

 . Our third-party property management, leasing, development and construction business and related services; and

 .  Effect of shares available for future sale on the price of common shares.

     Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected or projected. Such forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the various factors identified in this prospectus, any prospectus supplement and the documents incorporated by reference herein, which could cause actual results to differ. You should refer to the section entitled "Risk Factors" in this prospectus and beginning on page 32 of our 2000 Annual Report on Form 10-K, which is incorporated by reference, for a discussion of risk factors that could cause actual results to differ materially from those indicated by the forward-looking statements.

                             About This Prospectus

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf registration" process. Under this shelf process, the selling shareholder or its transferees, pledgees, donees or successors may, from time to time, sell the securities described in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                                  The Company

     We are a self-administered and self-managed Maryland REIT that acquires, owns, manages, leases, develops and builds office and industrial properties throughout the United States. We are self-administered in that we provide our own administrative services, such as accounting, tax and legal services, internally through our own employees. We are self-managed in that we internally provide all the management and maintenance services that our properties require through our own employees, such as property managers, leasing professionals and engineers. As of April 10, 2001, we owned interests in a diversified portfolio of 153 primarily suburban Class A office and suburban industrial properties, including development projects, as follows:


                                               Number of    Net Rentable
                                               ---------    ------------
                                               Buildings    Square Feet
                                               ---------    -----------

         Office Properties.....................   104        13,882,000
         Industrial Properties.................    43         3,470,000
         Office and Industrial
           Development Projects................     6           780,000
                                                  ---        ----------
             TOTAL.............................   153        18,332,000
                                                  ===        ==========

     In addition to the properties that we own, we manage approximately 19.5 million "net rentable square feet" in office, industrial and other properties that are owned by unrelated third parties. The term "net rentable square feet" is used in the industry to refer to the area of a property for which a tenant is required to pay rent and includes the actual rentable area plus a portion of the common areas of the property allocated to the tenant.

     Our properties are located in 12 markets that are all included in one of our four reportable segments as follows:

              Segment                         Market
              -------                         ------

         Mid-Atlantic Region          Atlanta, Metropolitan Washington, D.C.
         Midwest Region               Chicago, Suburban Detroit
         Southwest Region             Dallas/Fort Worth, Houston, Denver, Austin
         West Region                  San Diego, Los Angeles, San Francisco Bay
                                      Area Sacramento

     We operate principally through Prentiss Properties Acquisition Partners, L.P., our operating partnership, and its subsidiaries and a subsidiary that acts as manager. Our regional management offices are located in Los Angeles, Dallas, Chicago, Washington, D.C. and Atlanta. We have approximately 700 employees with expertise in areas such as acquisitions, development, facilities management, property management and leasing.

                  Ratio of Earnings to Combined Fixed Charges
                         and Preferred Share Dividends

     The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred share dividends for the years ended December 31, 2000, 1999, 1998 and 1997, and for the period from October 22, 1996 to December 31, 1996, and the predecessor company's consolidated ratios of earning to combined fixed charges and preferred share dividends for the period from January 1, 1996 to October 21, 1996. We did not pay any significant dividends on our outstanding preferred shares in 1997. Accordingly, the ratio of earnings to fixed charges and preferred share dividends is identical to the ratio of earnings to fixed charges. Our data from the period prior to our initial public offering of our common shares and the commencement of our intent to qualify as a REIT on October 22, 1996, reflects the operations of the predecessor company.

                 Prentiss Properties Trust               Predecessor Company
                 -------------------------               -------------------

                           Year Ended December 31,
                           -----------------------
                                                                              January 1, 1996
                                                                              ---------------
                                                     October 22, 1996 to       to October 21,
                                                     -------------------       --------------
                            2000  1999  1998  1997    December 31, 1996             1996
                            ----  ----  ----  ----    -----------------             ----
Ratio of earnings to
combined fixed
charges and preferred
share dividends             1.65  1.69  2.00  2.68          7.80                    1.80

       These computations include us and our subsidiaries and 50% or less equity companies. For these ratios, "earnings" consists of pretax income from operations before minority interests plus "combined fixed charges," excluding interest capitalized. For this purpose, "combined fixed charges" consists of the interest costs, whether expensed or capitalized, including an interest factor attributable to rentals, and amortization of debt issuance costs.

                                 The Exchange

       In March 2001, we issued 3,773,585 Series D Preferred Shares to Security Capital Preferred Growth Incorporated ("SCGP") in exchange for all of our issued and outstanding Series A Preferred Shares held by SCGP. We exchanged an equal amount of Series A Preferred Units in the operating partnership for Series D Preferred Units. The Series D Preferred Units have identical terms to the Series D Preferred Shares.

       Pursuant to a Registration Rights Agreement, dated as of March 20, 2001, between us and SCGP, we agreed to file a shelf registration statement under the Securities Act, of which this prospectus forms a part, relating to the resales of the Series D Preferred Shares and the Conversion Common Shares. We must maintain the effectiveness of the registration statement until March 20, 2004, or such earlier date as all Series D Preferred Shares and Conversion Common Shares covered by the registration statement either have been sold pursuant to the registration statement or may be sold in accordance with Rule 144(k) under the Securities Act.

                                Use of Proceeds

       We will not receive any proceeds from the sale of the Conversion Common Shares or Series D Preferred Shares by the selling shareholders. We will not receive any proceeds from the issuance of common shares upon conversion of the Series D Preferred Shares.

                 Description of Shares of Beneficial Interest

General

       The following summary of the material terms of the Series D Preferred Shares and the common shares issuable upon conversion thereof is subject to the detailed provisions of the following:

       .  our current declaration of trust;

       .  our current bylaws;

       . our articles supplementary relating to our Junior Participating Cumulative Preferred Shares of beneficial interest, Series B, par value $0.01 per share;

       . our articles supplementary relating to our 8.30% Series B Cumulative Redeemable Perpetual Preferred Shares of beneficial interest, par value $0.01 per share;

       . our articles supplementary relating to our Series C Cumulative Redeemable Perpetual Preferred Shares of beneficial interest, par value $0.01 per share; and

     . our articles supplementary relating to our Series D Cumulative Convertible Preferred Shares of beneficial interest, par value $0.01 per share.

The following summary does not purport to be complete or to give full effect to the provisions of statutory or common law and should be read in conjunction with the terms of our declaration of trust, bylaws and articles supplementary.

     Our declaration of trust allows us to issue up to 100,000,000 common shares and 20,000,000 preferred shares of beneficial interest, par value $0.01 per share. As of May 11, 2001, 36,441,652 common shares, no Series B Junior Preferred Shares, no Series B Preferred Shares, no Series C Preferred Shares and 3,773,585 Series D Preferred Shares were issued and outstanding. As permitted by Maryland REIT law, our declaration of trust allows our board of trustees, without any action by our shareholders, to amend our declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we may issue.

     As a Maryland REIT, we are subject to Maryland REIT law, as amended. Both Maryland REIT law and our declaration of trust provide that you will not be personally liable for any of our obligations solely as a result of your status as our shareholder. Our bylaws further provide that we must indemnify you against any claim or liability to which you may become subject by reason of your being or having been a shareholder or former shareholder. In addition, we must pay or reimburse you for all legal and other expenses reasonably incurred by you in connection with any such claim or liability successfully defended. It is our policy to include a clause in our contracts which provides that shareholders will not be personally liable for obligations entered into on our behalf. However, with respect to tort claims, contractual claims where shareholder liability is not removed or claims for taxes and statutory liability you may, in some jurisdictions, be personally liable to the extent that we do not satisfy such claims. Inasmuch as we carry public liability insurance that we consider adequate, any risk of liability to you is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

Common Shares

     All Conversion Common Shares offered by this prospectus will be duly authorized, fully paid and nonassessable when issued, and the holders thereof will not have preemptive or appraisal rights. As a holder of our common shares, you are entitled to the following:

     . To receive dividends if, as and when authorized and declared by our board of trustees out of legally available assets. We intend to pay quarterly dividends to the holders of our common shares.

     . To share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities.

     . To one vote per share on all matters voted on by shareholders, including elections of trustees. Our declaration of trust does not allow cumulative voting in the election of trustees, which means the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election.

Your rights to dividends and liquidation preferences are subject to the preferential rights of any of our other shares or series of shares of beneficial interest and to the provisions of our declaration of trust regarding shares-in-trust. Your voting rights are subject to the provisions of our declaration of trust regarding shares-in-trust.

     Pursuant to Maryland REIT law, a REIT generally cannot amend its declaration of trust or merge with or into another entity unless the matter is approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. A REIT may establish a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, in the REIT's declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders, except with respect to the following, each of which requires the affirmative vote of the holders of two-thirds of the outstanding voting shares:

     .  The removal of trustees;

     . Any amendment to a specific section of our declaration of trust that relates to our board of trustees, restrictions on the transfer of shares-in-trust, amendments and our termination; and

     .  Our termination.

Our board of trustees may, by a two-thirds vote, amend our declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code of 1986 or Maryland REIT law without the affirmative vote of our shareholders.

     The transfer agent and registrar for the common shares is First Chicago Trust Company, a division of Equiserve. The common shares trade on the New York Stock Exchange under the symbol "PP." We will apply to the New York Stock Exchange to list the additional common shares to be sold pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

Preferred Share Purchase Rights

     On February 6, 1998, we entered into a rights plan with First Chicago Trust Company, a division of Equiserve, as rights agent, to enable our shareholders to receive fair and equal treatment in the event of a third party's attempt to acquire us. The rights plan could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, us or a large block of our common shares.

     On February 17, 1998, we distributed as a dividend one purchase right for each outstanding common share. Each purchase right entitles the holder to purchase one one-thousandth of a share of the Series B Junior Preferred Shares at an exercise price of $85, subject to adjustment. The purchase rights are not currently exercisable and are attached to and trade with the outstanding common shares.

     The purchase rights become exercisable if a person or group acquires, obtains the right to acquire or announces a tender offer to acquire 10% or more of our outstanding common shares. If the acquiror is SCPG, the threshold percentage is 11% instead of 10%. Each purchase right would then entitle its holder to acquire Series B Junior Preferred Shares at the exercise price or, at our option, common shares, cash, property or other securities having a value equal to twice the exercise price of the purchase right.

     The purchase rights also become exercisable if we are acquired in a merger or other business combination or if 50% or more of our assets or earning power is transferred. Each purchase right would then entitle its holder, other than the acquiring person, to purchase securities of the surviving company having a market value equal to twice the exercise price of the purchase right.

     Until exercisable, the purchase rights will be evidenced by the common share certificates and will trade with the common share certificates. The purchase rights will expire on February 17, 2008. We may redeem each purchase right at a price of $0.001 at any time until ten days after an announcement that a person or group has acquired a 10% position in us. As a result, the purchase rights should not interfere with any merger or other business combination approved by our board of trustees.

Preferred Shares

     Our board of trustees may issue preferred shares in one or more series without shareholder approval. Our board of trustees may establish designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of our preferred shares. Thus, without shareholder approval our board of trustees could authorize the issuance of preferred shares that could have the following effects:

     . the dilution of the voting power and other rights of the holders of common shares, and

     . the delay, deference or prevention of a takeover or other transaction that holders of some, or a majority, of the common shares might believe to be in their best interests or in which holders of some, or a majority, of the common shares might receive a premium for their common shares over the then market price of such common shares.

As of May 11, 2001, our board of trustees had designated 1,900,000 Series B Preferred Shares, none of which were outstanding, 1,000,000 Series B Junior Preferred Shares, none of which were outstanding, 2,000,000 Series C Preferred Shares, none of which were outstanding, and 3,773,585 Series D Preferred Shares, all of which were outstanding.

     On June 25, 1998, we privately placed 1,900,000 8.30% Series B Cumulative Redeemable Perpetual Preferred Units of the operating partnership (the "Series B Preferred Units") with Belaire Capital Fund LLC. In connection with the private placement, on June 25, 1998, we designated 1,900,000 Series B Preferred Shares. The holders of the Series B Preferred Units may exchange the Series B Preferred Units at any time on or after June 25, 2008 for Series B Preferred Shares at an exchange rate of one Series B Preferred Share for one Series B Preferred Unit, subject to adjustments. As of the date hereof, no Series B Preferred Shares were issued or outstanding.

     On September 17, 1999, we privately placed an aggregate of 2,000,000 9.45% Series C Cumulative Redeemable Perpetual Preferred Units of the operating partnership (the "Series C Preferred Units") with Belcrest Realty Corporation and Belair Real Estate Corporation. In connection with the private placement, on September 17, 1999, we designated 2,000,000 Series C Preferred Shares. The holders of the Series C Preferred Units may exchange the Series C Preferred Units at any time on or after September 17, 2009 for Series C Preferred Shares at an exchange rate of one Series C Preferred Share for one Series C Preferred Unit, subject to adjustments. As of the date hereof, no Series C Preferred Shares were issued or outstanding.

     On April 10, 2001, we completed an asset exchange with Brandywine Realty Trust. As part of that exchange, we acquired Brandywine's Northern Virginia assets which includes a 25% interest in a joint venture that owns two office properties. In exchange for the joint venture interest, we issued to Brandywine a combination of 200,000 7.50% Series E Cumulative Preferred Units of the operating partnership (the "Series E Preferred Units") and 26,768 common units of the operating partnership. The holders of the Series E Preferred Units may choose to have the Series E Preferred Units redeemed at any time on or after April 10, 2004. The Series E Preferred Units are redeemable for either $10.0 million plus accrued but unpaid distributions or, at our option, common shares having a market value equal to the redemption price. In addition, the common units held by Brandywine are exchangeable after April 10, 2003, for either cash equal to the trading price of one common share at the time of the exchange or, at our option, one common share.

Series D Preferred Shares

     In March 2001, we issued 3,773,585 Series D Preferred Shares in an exchange offering. The Series D Preferred Shares are validly issued, fully paid and nonassessable. The holders of the Series D Preferred Shares have no preemptive rights with respect to any of our shares of capital stock or any of our other securities convertible into or carrying rights or options to purchase any such shares. The Series D Preferred Shares are not subject to any sinking fund or other similar obligation to redeem or retire the Series D Preferred Shares. We do not currently intend to list the Series D Preferred Shares on a national securities exchange or the Nasdaq National Market.

     Transfer Agent. We currently act as Transfer Agent for the Series D Preferred Shares.

     Dividends. The holders of the Series D Preferred Shares will be entitled to receive, when, as and if declared by our board of trustees, out of funds legally available for the payment of dividends, cumulative preferential quarterly cash dividends of $0.40 per share or the regular cash dividend on the common shares, or portion thereof, into which a Series D Preferred Share is convertible. Such dividends are cumulative from the date of original issue and payable quarterly in arrears on a date which our board of trustees determines (each, a "Dividend Payment Date"). A Dividend Payment Date may be no later than the thirtieth day after the last day of each March, June, September and December. Our board of trustees will establish the record date for the payment of dividends to record holders. Such record date may not be less than 10 nor more than 50 days preceding the applicable Dividend Payment Dates.

     Dividends on Series D Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Interest will not be payable and will not accrue on dividend payments on the Series D Preferred Shares that are in arrears. Holders of Series D Preferred Shares will not be entitled to any dividends, whether payable in cash, property or shares of stock, in excess of the full cumulative dividends on the Series D Preferred Shares.

     As long as any Series D Preferred Shares are outstanding, no dividends will be declared or paid on any class or shares of beneficial interest ranking on a parity with the Series D Preferred Shares ("Parity Shares"), unless full cumulative dividends have been declared and paid or funds reserved for such payment on the Series D Preferred Shares for all dividend periods terminating on or prior to the dividend payment date on such class or series of Parity Shares. However, if accrued dividends on the Series D Preferred Shares for all prior dividend periods have not been paid in full, then any dividend declared on the Series D Preferred Shares and on any Parity Shares for any dividend period will be declared ratably in proportion to accrued and unpaid dividends on the Series D Preferred Shares and such Parity Shares.

     As long as any Series D Preferred Shares are outstanding and the following conditions are satisfied, we may declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any class or series of our shares of beneficial interest that ranks junior to the Series D Preferred Shares for such purposes ("Junior Shares") or purchase any Junior Shares:

     . all cumulative dividends with respect to the Series D Preferred Shares and any Parity Shares at the time such dividends are payable have been paid or declared, and funds have been set apart for payment of such dividends, and

     . sufficient funds have been paid or declared and set apart for the payment of the dividend for the current dividend period with respect to the Series D Preferred Shares and any Parity Shares.

Our purchase or redemption of common shares for the purpose of any of our employee, incentive or benefit plans or that of any subsidiary is not subject to the above conditions. We will first credit any dividend payment that we make on the Series D Preferred Shares against the earliest accrued but unpaid dividend due with respect to the Series D Preferred Shares that remains payable.

     As used herein, the term "dividend" does not include dividends or other distributions payable solely in Fully Junior Shares, or in options, warrants or rights to subscribe for or purchase any Fully Junior Shares. The term "Fully Junior Shares" means Junior Shares that rank junior to the Series D Preferred Shares both as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up.

     Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up by us, the holders of Series D Preferred Shares will be entitled to receive out of our assets legally available for distribution to shareholders a liquidation preference of $26.50 per Series D Preferred Share, plus an amount per Series D Preferred Share equal to all dividends, whether or not earned or declared, accrued and unpaid thereon to the date of final distribution to such holders, and no more.

     We may not make any payment to any holder of Junior Shares until we pay the holders of Series D Preferred Shares and Parity Shares their liquidation preference in full. Upon liquidation, if our assets are insufficient to pay the liquidation preference in full to any holder of the Series D Preferred Shares or any other Parity Shares, then our assets will be distributed to the holders of Series D Preferred Shares and any such Parity Shares ratably in accordance with the respective amounts which would be payable on such Series D Preferred Shares and any such Parity Shares, if all amounts payable were paid in full. Neither our consolidation or merger with another entity, a statutory share exchange nor a sale, lease or transfer of all or substantially all of our assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary.

     In determining whether a distribution, by dividend, redemption or other acquisition of shares or otherwise, to our shareholders whose rights on dissolution are junior to those of holders of Series D Preferred Shares is permitted under Maryland law, no effect shall be given to the amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series D Preferred Shares.

     Redemption at Our Option. We may not redeem the Series D Preferred Shares prior to December 29, 2005 except as may be required to maintain our REIT status. On and after December 29, 2005, we may redeem the Series D Preferred Shares for cash out of legally available funds, at a redemption price of $26.50 per share, plus accumulated, accrued and unpaid dividends. We must give 30 to 90 days prior written notice of redemption.

     If we mail notice of redemption of any Series D Preferred Shares and we deposit the funds necessary for the redemption in trust, dividends will cease to accrue on the Series D Preferred Shares being redeemed, those shares will no longer be deemed to be outstanding and all rights of the holders of those shares will cease, except the right to convert such shares into common shares and the right to receive the redemption price. If we redeem fewer than all the outstanding Series D Preferred Shares, we will select the shares to be redeemed by lot or by any other method.

     Change of Control. In the event of a change of control of Prentiss Properties Trust, we must elect to either (1) offer to repurchase the Series D Preferred Shares at a price equal to the liquidation preference, plus accrued and unpaid dividends, whether or not declared or (2) increase the dividend rate by the product of:

     .    the greater of

          .    12% or
          .    the most recently published interest rate for ten-year U.S.
               Treasury securities plus 8%

     multiplied by

     .    the greater of:

          .    the liquidation preference per Series D Preferred Share or
          .    the number of common shares into which a Series D Preferred Share is convertible multiplied by the average trading price of our common stock for the thirty trading days before the change of control.

     Conversion. By giving 60 days prior written notice, the holders of the Series D Preferred Shares have the right to convert all or any portion of such shares into a number of common shares based on a conversion price of $26.50 per common share, subject to adjustment (the "Conversion Price"). Conversion may also occur in the event of a change of control of Prentiss Properties Trust or the termination of our status as a REIT, or as we otherwise determine. The right to convert Series D Preferred Shares called for redemption will terminate at the close of business on the fifth business day prior to the redemption date for such Series D Preferred Shares unless we do not pay the applicable redemption price. Holders of Series D Preferred Shares may convert those shares by surrendering the certificate representing those shares endorsed to us or in blank at the office of the Transfer Agent, together with a written notice of conversion.

     The holders of Series D Preferred Shares at the close of business on a dividend record date will be entitled to receive that dividend on the corresponding Dividend Payment Date, even if they convert the Series D Preferred Shares between those dates. The holders of Series D Preferred Shares who surrender such shares for conversion during the period between the close of business on any dividend record date and the opening of business on the corresponding Dividend Payment Date, except shares converted after the issuance of a redemption notice during such period, must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. Holders of Series D Preferred Shares on a dividend payment record date who, or whose transferee, tender any such shares for conversion into common shares on the corresponding Dividend Payment Date will receive the dividend payable by us on such Series D Preferred Shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series D Preferred Shares for conversion. We will not otherwise make any payment or allowance for unpaid dividends, whether or not in arrears, on converted Series D Preferred Shares or for dividends on the common shares issued upon such conversion.

     Conversion Price Adjustments. The Conversion Price is subject to adjustment upon the following events:

     . the payment of dividends and other distributions payable in common shares on any class of our shares of beneficial interest;

     .  the subdivision, combination and reclassification of common shares;

     . the issuance to all holders of our common shares of rights, options or warrants entitling them to subscribe for or purchase common shares at a price per share less than 100% of the fair market value per common share, as defined in the Series D Articles Supplementary;

     . the distribution to all holders of our common shares of any of our securities, other than common shares, or evidence of our indebtedness or assets, excluding cumulative cash dividends or distributions that are less than undistributed funds from operations, or rights, options or warrants to subscribe for or purchase any of our securities, excluding those rights, options and warrants referred to above; and

     . our tender or exchange offer for all or any portion of the common shares which involves the payment of consideration per common share having a fair market value that exceeds the Current market price per common share, as defined in the Series D Articles Supplementary.

     If we are a party to any transaction, including a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of our common shares, sale of all or substantially all of our assets or recapitalization of our common shares, in which common shares will be converted into the right to receive shares, securities or other property, each Series D Preferred Share that is not redeemed or converted into the right to receive shares, securities or other property prior to such transaction will thereafter be convertible into the kind and amount of shares of beneficial interest, securities and other property receivable upon the consummation of such transaction by a holder of that number of common shares into which one Series D Preferred Share was convertible immediately prior to such transaction. Such holder of common shares (1) may not be a person with which we consolidated or into which we merged or which merged into us or to which such sale or transfer was made, as the case may be, and (2) must exercise any rights of election as to the kind or amount of shares, securities and other property receivable upon such transaction. We may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

     No adjustment of the Conversion Price is required until cumulative adjustments amount to 1% or more of the Conversion Price. Any adjustments not made will be carried forward and taken into account in subsequent adjustments.

     Limitation on Issuance of Additional Preferred Shares and Indebtedness. Without the written consent of the holders of a majority of the issued and outstanding Series D Preferred Shares, neither we nor the operating partnership, or any of our subsidiaries, may issue any class of preferred securities or incur any indebtedness, other than trade payables or accrued expenses incurred in the ordinary course of business, if such issuance would cause our ratio of Consolidated EBITDA to Consolidated Fixed Charges, as defined in the Series D Articles Supplementary, for the four fiscal quarters immediately preceding such issuance to be less than 1.75 to 1.0.

     Ranking. With respect to payment of dividends and amounts upon liquidation, dissolution or winding up, the Series D Preferred Shares will rank as follows:

     . senior to the common shares and any other class or series of our shares of beneficial interest over which the Series D Preferred Shares have preference or priority in the payment of dividends or distributions upon our liquidation, dissolution or winding up;

     . on a parity with all our equity securities, the terms of which provide that the holders of such class or series and the holders of Series D Preferred Shares shall be entitled to the receipt of dividends and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preference, without the preference or priority of one over the other; and

     . junior to all our existing and future indebtedness and our equity securities, the terms of which provide that the holders of such class or series are entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Series D Preferred Shares. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series D Preferred Shares prior to conversion.

     Voting Rights. The holders of Series D Preferred Shares generally have no voting rights. However, if for two consecutive quarterly periods any of the following conditions exist, the number of trustees constituting our board of trustees will be increased by two, and the holders of Series D Preferred Shares, voting as a single class, will have the right to elect the two additional trustees at any annual meeting of shareholders or a properly called special meeting:

     . dividends payable on the Series D Preferred Shares are in arrears, whether or not earned or declared;

     . we fail to pay dividends on the common shares of at least $0.38 per share, subject to adjustment; or

     . we fail to maintain a ratio of Consolidated EBITDA to Consolidated Fixed Charges of at least 1.75.

     Whenever all of the above three conditions cease to exist, then such voting rights will terminate, and the number of trustees on our board of trustees will be reduced accordingly. The term of office of all trustees so elected will terminate with the termination of such voting rights.

     In addition, the approval of at least 51% of holders of the outstanding Series D Preferred Shares, voting as a single class, is required in order to:

     . amend, alter or repeal our declaration of trust, including our articles supplementary, to affect materially and adversely the rights, preferences or voting power of the holders of the Series D Preferred Shares. The amendment of our declaration of trust to create, authorize or increase the authorized number of any Parity Shares, Junior Shares or Fully Junior Shares will not be considered to have a material or adverse affect on the holders of the Series D Preferred Shares;

     .  enter into a share exchange that affects the Series D Preferred Shares;
        or

     . consolidate with or merge with another entity, or consolidate or merge another entity with and into us.

     The approval of the holders of the outstanding Series D Preferred Shares is not required in connection with a merger or consolidation if each Series D Preferred Share remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for convertible preferred shares of the surviving entity having rights identical in all material respects to that of the Series D Preferred Shares. Additionally, no such vote of the holders of the Series D Preferred Shares is required if we redeem all the outstanding Series D Preferred Shares to the extent such redemption is authorized by the Series D Articles Supplementary and our declaration of trust.

Registration Rights

     This summary of the material terms of the registration rights agreement with SCGP does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

     Pursuant to the registration rights agreement, we have agreed with SCGP, for the benefit of holders of the Series D Preferred Shares and of any common shares issued upon the conversion thereof, that we will, at our cost, keep the registration statement effective until March 20, 2004, or earlier if all Series D Preferred Shares and common shares covered by the registration statement have been sold pursuant to the registration statement or may be sold in accordance with Rule 144(k) under the Securities Act.

     We will provide to each selling shareholder copies of the registration statement, any amendment thereto, the prospectus that is a part of the registration statement and such other documents as the selling shareholders may reasonably request and take other actions as are required to permit unrestricted resales of the Series D Preferred Shares or the Conversion Common Shares, as the case may be. A selling shareholder selling Series D Preferred Shares or Conversion Common Shares pursuant to the registration statement generally will be

     .  required to deliver a prospectus to purchasers,

     . subject to civil liability provisions under the Securities Act in connection with such sales, and

     . bound by the provisions of the registration rights agreement that are applicable to such selling shareholder, including indemnification obligations.

Additionally, prospective investors should be aware that if a selling shareholder wishes to sell Series D Preferred Shares or Conversion Common Shares through a broker-dealer, the broker-dealer may be unwilling to proceed with such sale unless the selling shareholder indemnifies it against securities law liabilities the broker-dealer may face as a result of participating in a registered distribution.

Restrictions on Ownership and Transfer

     In order to qualify as a REIT under the Internal Revenue Code, we must satisfy requirements concerning the ownership of our outstanding shares of beneficial interest. Specifically, no more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals or entities during the last half of a taxable year, other than the 1996 taxable year, and we must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than our 1996 taxable year.

     Because our board of trustees believes it is essential for us to continue to qualify as a REIT, our declaration of trust contains an ownership limitation that provides that no person may own more than 8.5% of the number of outstanding common shares, other than Michael V. Prentiss, who currently may own up to 15% of the number of outstanding common shares, or more than 9.8% of the number of outstanding preferred shares of any series, other than SCGP, which may own all of the Series D Preferred Shares. Our board of trustees may, but is not required to, decrease the ownership limit applicable to Mr. Prentiss' ownership of common shares to as low as 9.8% of the outstanding common shares upon an increase in the number of outstanding common shares or a reduction of the number of common shares owned, directly or indirectly, by Mr. Prentiss. Upon any such adjustment, the ownership limitation applicable to other shareholders with respect to the common shares will be increased proportionately to a maximum of 9.8% of the number of outstanding common shares.

     As long as we receive evidence that our REIT status will not be lost, our board of trustees may exempt a recipient of common shares from the ownership limitation as follows:

     .  upon receipt of a ruling from the Internal Revenue Service (the
        "Service"),

     .  an opinion of counsel, or

     .  other evidence satisfactory to our board of trustees.

Our board of trustees has exempted SCGP from the ownership limitation on the condition that SCGP not own more than 11% of the number of outstanding common shares. Our board of trustees may monitor, modify, suspend or revoke SCGP's 11% ownership limitation as may be required to maintain our REIT status. Our board of trustees may not grant an exemption from the ownership limitation to any proposed transferee if such exemption would result in the termination of our status as a REIT.

     Any transfer of common shares or preferred shares that causes any one of the following conditions to exist will be null and void, and the intended transferee will acquire no rights in such common shares or preferred shares:

     . any person owning, directly or indirectly, common shares or preferred shares in excess of the ownership limitation;

     . our outstanding shares being owned by fewer than 100 persons, as determined without reference to any rules of attribution;

     . our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code; or

     . our owning, directly or constructively, 10% or more of the ownership interests in one of our tenants or the operating partnership's real property within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code.

If any purported transfer of common shares or preferred shares results in any of the four above conditions, the common shares or preferred shares in excess of the applicable limitation will be designated as "shares-in-trust" and transferred automatically to a share trust effective on the day before the purported transfer of such common shares or preferred shares. The record holder of the common shares or preferred shares that are designated as shares-in-trust will be required to submit such number of common shares or preferred shares to us for registration in the name of the share trust. We will designate the trustee of the share trust, but the trustee of the share trust will not be affiliated with us. We will name one or more charitable organizations as the share trust's beneficiary.

     Shares-in-trust will remain issued and outstanding common shares or preferred shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The share trust will receive all dividends and distributions on the shares-in-trust and will hold such dividends and distributions in trust for the benefit of the share trust's beneficiary. The share trustee will vote all shares-in-trust. The trustee of the share trust may transfer the shares-in-trust, provided the transferee:

     .  purchases such shares-in-trust for valuable consideration, and

     . acquires such shares-in-trust without such acquisition resulting in a transfer to another share trust and resulting in the redesignation of such common shares or preferred shares as shares-in-trust.

     The prohibited owner with respect to shares-in-trust:

     . will be required to repay to the share trust the amount of any dividends or distributions received by the prohibited owner that are attributable to any shares-in-trust, and

     . will generally receive from the share trustee the lower of (1) the amount paid by the prohibited owner for the common shares designated as shares-in-trust, or, in the case of a gift or devise, the "market price," as defined in our declaration of trust, per share on the date of such transfer, or (2) the amount received by the share trustee from the sale of such shares-in-trust. Any amounts received by the trustee of the share trust in excess of the amounts to be paid to the prohibited owner will be distributed to the share trust's beneficiary.

     The shares-in-trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the following:

     . the price per share in the transaction that created such shares-in-trust, or, in the case of a gift or devise, the market price per share on the date of such transfer, or

     . the market price per share on the date that we, or our designee, accepts such offer.

We will have the right to accept such offer for a period of 90 days after the date of the purported transfer that resulted in such shares-in-trust.

     Any person who acquires or attempts to acquire common shares or preferred shares in violation of the above restrictions, or any person who owned common shares or preferred shares that were transferred to a share trust, is required to immediately give written notice to us and to provide such other information to us as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

     Our declaration of trust requires all persons who own, directly or indirectly, more than 5%, or such lower percentages as required pursuant to regulations under the Internal Revenue Code, of the outstanding common shares and preferred shares, within 30 days after January 1 of each year, to provide a written statement or affidavit to us stating their name and address, the number of common shares and preferred shares owned, and a description of how such shares are held. In addition, each direct or indirect shareholder must provide such additional information to us as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the ownership limitation.

     The ownership limitation generally will not apply to the acquisition of common shares or preferred shares by an underwriter that participates in a public offering of such shares. In addition, our board of trustees, upon receipt of a ruling from the Service or an opinion of counsel and upon such other conditions as our board of trustees may direct, may exempt a person from the ownership limitation. However, our board of trustees may not grant an exemption from the ownership limitation to any proposed transferee whose ownership, direct or indirect, of our shares of beneficial interest in excess of the ownership limitation would result in the termination of our status as a REIT. These restrictions will continue to apply until our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and there is an affirmative vote of a majority of the votes entitled to be cast on such matter at a regular or special meeting of our shareholders.

     The ownership limitation could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common shares or might otherwise be in the best interest of our shareholders. All certificates representing common shares or preferred shares will bear a legend referring to the restrictions described above.

Federal Income Tax Considerations

     The following is a summary of the material federal income tax considerations that may be relevant to a prospective holder of Series D Preferred Shares or Conversion Common Shares (collectively, the "Offered Securities"). This discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to shareholders, such as insurance companies, tax-exempt organizations (except to the extent described below), financial institutions, broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States (except to the extent described below), that are subject to special treatment under the federal income tax laws.

     This discussion is based on current provisions of the Internal Revenue Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes. Akin, Gump, Strauss, Hauer & Feld, L.L.P. has opined that this summary of the material federal income tax consequences fairly summarizes, subject to the limitations described herein, the federal income tax considerations that are likely to be material to a holder of the Offered Securities.

     Because your income tax considerations may vary depending on your personal investment or tax circumstances, we recommend that you consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of the Offered Securities and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election, and of potential changes in applicable tax laws.

Taxation of Prentiss Properties Trust

     We have elected to be taxed as a REIT since our tax year ending on December 31, 1996. Qualification and taxation as a REIT depends upon our ability to continuously meet the various REIT qualification tests, which include actual annual operating results, distribution levels and share ownership. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner so as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in such a manner but cannot assure you that we will do so. In addition, Akin Gump has opined, based upon representations of fact given by us to them, that we were organized and have operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code beginning with our taxable year ending December 31, 1996, and through the date hereof and our current and proposed method of operation will enable us to continue to qualify as a REIT. In rendering its opinion, Akin Gump has not independently verified these facts. We can give no assurance, however, that the Service will agree that we have or will remain so qualified.

     As a REIT, we generally are not subject to federal corporate income tax on our net income that is distributed currently to our shareholders. That treatment substantially eliminates the "double taxation", i.e., taxation at both the corporate and shareholder levels, that generally results from an investment in a corporation. However, we will be subject to federal income tax in the following circumstances:

     . we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     . we may be subject to the "alternative minimum tax" on our undistributed items of tax preference, if any.

     . if we have (1) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

     . if we have net income from prohibited transactions, which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% tax.

     . if we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, and nonetheless have maintained our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on (1) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (2) a fraction intended to reflect our profitability.

     . if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

     . if we acquire any asset from a C corporation, i.e., a corporation generally subject to full corporate-level tax, in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset, or any other asset, in the hands of the C corporation and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then to the extent of such asset's "built-in-gain", i.e., the excess of the fair market value of such asset at the time of our acquisition over the adjusted basis in such asset at such time, such gain will be subject to tax at the highest regular corporate rate applicable, as provided in Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of "built-in-gain" assume that we will make an election pursuant to IRS Notice 88-19 if we were to make any such acquisition.

Requirements for Qualification

     The Internal Revenue Code defines a REIT as a corporation, trust, or association:

     (1)  that is managed by one or more trustees or directors;

     (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

     (3) that would be taxable as a domestic corporation but for the REIT sections of the Internal Revenue Code;

     (4) that is neither a financial institution under the Internal Revenue Code nor an insurance company to which subchapter L of the Internal Revenue Code applies;

     (5)  the beneficial ownership of which is held by 100 or more persons;

     (6) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals or entities during the last half of each taxable year (the "5/50 Rule");

     (7) that makes an election to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and maintain REIT status;

     (8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and Treasury Regulations promulgated thereunder; and

     (9)  that meets the Internal Revenue Code's income and asset tests.

     If we comply with the requirements for ascertaining the ownership of our outstanding shares of beneficial interest and do not know or have reason to know that we have violated the 5/50 Rule, we will be deemed to satisfy the 5/50 Rule for the taxable year. We have issued sufficient common shares with sufficient diversity of ownership to allow us to satisfy requirements (5) and (6). In addition, our declaration of trust provides for restrictions regarding transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in clauses (5) and (6) above.

     For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes is generally considered an individual. A trust that is a qualified trust under the Internal Revenue Code, however, is generally not considered an individual, and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

     We currently have three wholly-owned subsidiaries, the general partner of the operating partnership, the general partner of Prentiss Properties Real Estate Fund I, L.P. and the general partner of Prentiss Austin Properties, L.P., and may have additional wholly-owned subsidiaries in the future. The Internal Revenue Code provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. In applying the requirements described herein, any of our "qualified REIT subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as our assets, liabilities, and items of income, deduction, and credit. All of our corporate subsidiaries are "qualified REIT subsidiaries." Those subsidiaries, therefore, will not be subject to federal corporate income taxation, although they may be subject to state and local taxation.

     In the case of a REIT that is a partner in a partnership, the Treasury Regulations provide that the REIT will be deemed to own its proportionate share, determined on the basis of the REIT's capital interest in the partnership, of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT tests of the Internal Revenue Code, including satisfying the gross income and asset tests described below. Thus, our proportionate share of the assets, liabilities, and items of income of the operating partnership and the noncorporate subsidiaries of the operating partnership will be treated as our assets, liabilities, and items of income for purposes of applying the requirements described herein.

Income Tests

     In order for us to qualify and to maintain our qualification as a REIT, two requirements relating to our gross income must be satisfied annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property" and, interest on obligations secured by mortgages on real property, or qualified temporary investment income. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities and some hedging instruments, or from any combination of the foregoing.

     The rent we receive from our tenants will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

     . the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     . the rent received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or a direct or indirect owner of 10% or more of our shares of beneficial interest, directly or constructively owns 10% or more of such tenant.

     . if rent attributable to personal property, leased in connection with a lease of a property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

     . for the rent to qualify as "rents from real property," we generally must not operate or manage our properties or furnish or render services to the tenants of such properties, other than through an "independent contractor" who is adequately compensated and from whom we derive no revenue.

The "independent contractor" requirement, however, does not apply to the extent the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only, e.g., furnishing water, heat, light, and air conditioning and cleaning windows, public entrances, and lobbies, and are not otherwise considered "rendered to the occupant", for example renting parking spaces on a reserved basis to tenants. In addition, we may furnish or render a very small amount of "noncustomary services" to the tenants of a property other than through an independent contractor as long as the amount that we receive for such services does not exceed 1% of our total receipts from the property. For this purpose, the amount attributable to our noncustomary services will be at least equal to 150% of our cost of providing the services. In addition, services provided through "taxable REIT subsidiaries" (as defined below) may qualify as "rents from real property" even though we do not use an independent contractor to provide such services.

     We do not charge rent for any portion of any property that is based, in whole or in part, on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above. Furthermore, we expect that, with respect to other properties that we may acquire in the future, we will not charge rent for any portion of any property that is based, in whole or in part, on the income or profits of any person to the extent that the receipt of such rent would jeopardize our status as a REIT. In addition, although we currently receive rent from tenants that could be considered related parties under the Internal Revenue Code (a "Related Party Tenant"), we expect that, to the extent that we receive rent from a Related Party Tenant, such rent will not cause us to fail to satisfy either the 75% or 95% gross income test. We currently do not receive rent attributable to personal property that is greater than 15% of the rent received under the applicable Lease. We expect that in the future we will not allow the rent attributable to personal property leased in connection with any lease of real property to exceed 15% of the total rent received under the lease, if the receipt of such rent would cause us to fail to satisfy either the 75% or 95% gross income test.

     Through the operating partnership and the noncorporate subsidiaries, none of which constitutes a qualifying independent contractor, we provide and will provide in the future real estate services to our tenants. We believe that all such services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise "rendered to the occupant," so that the provision of such services does not jeopardize the qualification of the rent as "rents from real property." In the case of any services that are not "usual and customary" under the foregoing rules, we employ and will continue to employ qualifying independent contractors to provide such services. Furthermore, we expect that we will not provide noncustomary services with respect to other properties that we acquire in the future, other than through a qualifying independent contractor or through a taxable REIT subsidiary, to the extent that the provision of such services would cause us to fail to satisfy either the 75% or 95% gross income test.

     If any portion of the rent does not qualify as "rents from real property" because such rent is attributable to personal property and exceeds 15% of the total rent received under the applicable lease, the portion of the rent that is attributable to the personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if the rent attributable to such personal property, plus any other income received by us during a taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income during such year, we would likely lose our REIT status. If any portion of the rent received under a lease does not qualify as "rents from real property" because either the rent is considered based on the income or profits of any person or the tenant is a Related Party Tenant, none of the rent we receive under such lease would qualify as "rents from real property." In that case, if the rent we receive under such a lease, plus any other income we receive during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income for such year, we would also likely lose our REIT status. Finally, if any portion of the rent does not qualify as "rents from real property" because we furnish noncustomary services to the tenants of a property other than through a qualifying independent contractor, none of the rent we receive with respect to the related property would qualify as "rents from real property." In that case, if the rent we receive with respect to the related property, plus any other income we receive during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income for such year, we would likewise lose our REIT status.

     Through our operating partnership, we may receive other types of income that will not qualify for purposes of the 75% or 95% gross income test. In particular, dividends paid with respect to the stock of Prentiss Properties Resources, Inc., a taxable REIT subsidiary owned by the operating partnership will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the operating partnership has received, and in the future will receive indirectly, fees for the performance of services by a noncorporate subsidiary with respect to properties that are owned, directly or indirectly, by the operating partnership. Although the tax law is not entirely clear, to the extent that the operating partnership owns, directly or indirectly, both an interest in such properties and an interest in the Noncorporate Subsidiary providing the services, such fees should be disregarded for purposes of the 75% and 95% gross income tests. However, the remainder of such fees received by the operating partnership, that is, any portion of the fees that is attributable to a third party's ownership interest in our properties, will be nonqualifying income for purposes of the 75% and 95% gross income tests. In addition, any fees received, directly or indirectly, by the operating partnership in exchange for providing services with respect to properties owned by unrelated third parties will not be qualifying income for purposes of the 75% and 95% gross income tests. Furthermore, to the extent that we receive interest that is accrued on the late payment of the rent, such amounts will not qualify as "rents from real property" and, thus, will not be qualifying income for purposes of the 75% gross income test, however, that interest will be treated as interest that qualifies for the 95% gross income test. We believe that the aggregate amount of any such nonqualifying income in any taxable year has not caused and will not cause us to fail to satisfy either the 75% or 95% gross income test.

     The net income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property, other than foreclosure property, that is held primarily for sale to customers in the ordinary course of a trade or business. We believe that no asset owned by us or the operating partnership will be held for sale to customers and that a sale of any such asset will not be in the ordinary course of our or the operating partnership's business. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the Internal Revenue Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that we can comply with the safe-harbor provisions of the Internal Revenue Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

     It is possible that, from time to time, we or the operating partnership will enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transaction could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we or the operating partnership enters into an interest rate swap, cap agreement, option, futures contract, forward rate agreement, or similar financial instrument to reduce the interest rate risks with respect to indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we or the operating partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Internal Revenue Code. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we are entitled to relief under the Internal Revenue Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of those relief provisions. Even if those relief provisions apply, a 100% tax would be imposed on:

     . the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by

     .  a fraction intended to reflect our profitability.

     In connection with and pursuant to the Termination and Release Agreement by and between Mack-Cali Realty Corporation ("Mack-Cali") and us, Mack-Cali placed twenty-five million dollars ($25,000,000) into an escrow account for the benefit of us (the "Escrowed Funds") which, subject to certain restrictions, shall be drawn down by us each year by the maximum amount that can be paid at that time to us without causing us to fail either the 75% or 95% gross income tests. On September 26, 2000, we requested and received $8.0 million from the escrow account, and during the first quarter of 2001 we received an additional $7.0 million from the escrow account. We received a private letter ruling from the Service dated April 5, 2001 stating that the receipt of the remaining Escrowed Funds would not cause us to fail to maintain our REIT status. We requested and have received the remaining $10.0 million from the escrow account.

Asset Tests

     We, at the close of each quarter of each taxable year, also must satisfy the following two tests relating to the nature of our assets:

     . at least 75% of the value of our total assets must be represented by cash or cash items, which generally include receivables, government securities, "real estate assets," (which generally includes interests in real property, interests in mortgages on real property and shares of other REITs) or, in cases where we raise new capital through stock or publicly offered long-term, at least five-year, debt, temporary investments in stock or debt instruments during the one-year period following our receipt of such capital.

     . of the investments not included in the 75% asset class, the value of any one issuer's securities we owned may not exceed 5% of the value of our total assets; and we may not own more than 10% of any one issuer's outstanding voting securities, except for its interests in the operating partnership, the noncorporate subsidiaries, and any qualified REIT subsidiary. We are also prohibited from owning more than 10% of the value of the outstanding securities of any one issuer. However, this does not apply to taxable REIT subsidiaries, qualified REIT subsidiaries and certain non-qualified corporate subsidiaries in which the REIT does not own more than 10% of the voting securities.

     For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures, including items that are structural components of such buildings or structures, a leasehold of real property, and an option to acquire real property, or a leasehold of real property.

     For purposes of the asset tests, we are deemed to own our proportionate share of the assets of the operating partnership and each noncorporate subsidiary, rather than our interests in those entities. At least 75% of the value of our total assets have been and will be represented by real estate assets, cash and cash items, including receivables, and government securities. Through the operating partnership, we own 100% of the nonvoting stock of Prentiss Properties Resources, Inc. We do not own, directly or indirectly, any of the voting stock of Prentiss Properties Resources, Inc. and believe that the value of our ownership interest in Prentiss Properties Resources, Inc. does not exceed 5% of the value of our total assets. In addition, we have not owned, and will not own securities of any one issuer the value of which exceeds 5% of the value of our total assets or more than 10% of any one issuer's outstanding voting securities, (and, we will not own more than 10% of the value of one issuer's outstanding securities, other than securities of taxable REIT subsidiaries and certain non-qualified corporate subsidiaries in which we do not own more than 10% of the voting securities) except for our interests in the operating partnership, the noncorporate subsidiaries, and any qualified REIT subsidiary. In addition, we have represented that we will not acquire or dispose, or cause the operating partnership to acquire or dispose, of assets in the future in a way that would cause it to violate either asset test.

     If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if:

     . we satisfied the asset tests at the close of the preceding calendar quarter and

     . the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by an acquisition of nonqualifying assets.

If the condition described in the second clause is not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Distribution Requirements

     In order to avoid corporate income taxation of our earnings, we are required to distribute each taxable year dividends, other than capital gain dividends and retained capital gains, to our shareholders in an aggregate amount at least equal to the sum of:

     . 90% of our "REIT taxable income", computed without regard to the dividends paid deduction and excluding our net capital gain, and

     . 90% of the net income, after tax, if any, from foreclosure property, minus.

     .  the sum of items of noncash income.

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of:

     .  85% of our REIT ordinary income for such year,

     .  95% of our REIT capital gain income for such year, and

     .  any undistributed taxable income from prior periods,

we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirement. We may elect to retain and pay income tax on our long-term capital gains. Any such retained amount will be treated as having been distributed by us for purposes of the 4% excise tax described above.

     It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Therefore, we may have less cash than is necessary to meet our annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on undistributed income. In such a situation, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to raise funds through the issuance of preferred shares or common shares.

     We may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

     Pursuant to applicable Treasury Regulations, we must maintain records and request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied and intend to continue to comply with such requirements in the future.

Failure to Qualify

     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which we fail to qualify will not be deductible nor will they be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of Taxable U.S. Shareholders

     As long as we qualify as a REIT, distributions not designated as capital gain dividends or retained capital gains made to our taxable U.S. shareholders out of current or accumulated earnings and profits will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of Offered Securities that for U.S. federal income tax purposes is:

     .  a citizen or resident of the United States,

     . a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

     . an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States , or

     . any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

     Distributions that are designated as capital gain dividends generally will be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the shareholder has held his Offered Securities. However, corporate shareholders may be required to treat up to 20% of capital gain dividends as ordinary income. We may elect to retain and pay income tax on our net long-term capital gains. In that case, our shareholders would include in income their proportionate share of our undistributed long-term capital gains. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by us, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long term capital gain included in the shareholder's income, less the shareholder's share of the tax paid by us.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Offered Securities, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Offered Securities, such distributions will be included in income as gains from the sale or exchange of a capital asset, assuming the Offered Securities are capital assets in the hands of the shareholder. In addition, any distribution we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by us during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we will carry over such losses for potential offset against our future income. Taxable distributions from us and gain from the disposition of the Offered Securities will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses", such as losses from limited partnerships that engage in passive activities in which a shareholder is a limited partner, against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Offered Securities, or distributions treated as such, however, will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. We have notified and will continue to notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Tax Consequences Upon Conversion of Series D Preferred Shares into Conversion Common Shares

     Generally, except with respect to cash received in lieu of fractional shares, no gain or loss will be recognized upon the conversion of the Preferred Shares into Conversion Common Shares. The tax basis of a holder of Preferred Shares (a "Preferred Holder") in the Conversion Common Shares received will equal that holder's tax basis in the Preferred Shares surrendered in the conversion reduced by any basis attributable to fractional shares deemed received and the holding period for the Conversion Common Shares will include the Preferred Holder's holding period for the Preferred Shares. Based on the Service's present advance ruling policy, cash received in lieu of a fractional common share upon conversion of Preferred Shares should be treated as a payment in redemption of the fractional share interest in those common shares.

Deemed Dividends on Series D Preferred Shares

     The conversion price of the Preferred Shares may be adjusted if we make distributions of stock, cash, or other property to Preferred Holders. While we do not presently contemplate making such a distribution, if we make a distribution of cash or property resulting in an adjustment to the conversion price, a Preferred Holder may be viewed as receiving a "deemed distribution" which is taxable as a dividend under the Internal Revenue Code.

Redemption of Offered Securities

     The treatment to be accorded to any redemption by us of Offered Securities can only be determined on the basis of particular facts as to each shareholder at the time of redemption. In general, a shareholder will recognize capital gain or loss measured by the difference between the amount realized by the shareholder upon the redemption and that shareholder's adjusted tax basis in the Offered Securities redeemed, provided the Offered Securities are held as a capital asset, if that redemption:

     . results in a "complete termination" of the shareholder's interest in all classes of our shares under the Internal Revenue Code,

     . is "substantially disproportionate" with respect to the holder's interest in us under the Internal Revenue Code, which generally will not be the case if only the Preferred Shares are redeemed, since they generally do not have voting rights, or

     . is "not essentially equivalent to a dividend" with respect to the shareholder under the Internal Revenue Code.

In determining whether any of these tests have been met, shares considered to be owned by the shareholder by reason of constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. To the extent a minority shareholder's interest in us is minimal, any reduction of such shareholder's interest in us by a redemption should be treated as a sale or exchange of such stock interest. However, to the extent a redemption does not change the shareholder's net ownership in us, such a redemption will be treated as a distribution to such redeeming shareholder. Because the determination as to whether any of the alternative tests of the redemption provisions of the Internal Revenue Code will be satisfied with respect to any particular shareholder depends upon the facts and circumstances at the time when the determination must be made, prospective investors are advised to consult their own tax advisors to determine their tax treatment.

     If the redemption does not meet any of the tests under the redemption provisions of the Internal Revenue Code, then the redemption proceeds received from the Offered Securities will be treated as a distribution on the Offered Securities as described under "--Taxation of Taxable U.S. Shareholders." If the redemption is taxed as a dividend, the shareholder's adjusted tax basis in the Offered Securities will be transferred to any other share holdings of that holder in us. If, however, the shareholder has no remaining share holdings in us, that basis could be transferred to a related person or it may be lost.

Taxation of Shareholders on the Disposition of the Offered Securities

     In general, any gain or loss realized upon a taxable disposition of the Offered Securities by a shareholder who is not a dealer in securities will be treated as capital gain or loss if the Offered Securities have been held as a capital asset. Such gain or loss will generally constitute long-term capital gain or loss and will be taxable at a rate of 20% if the Offered Securities have been held for more than twelve months. Otherwise, such a gain will be taxed at the holder's regular marginal tax rate. However, any loss upon a sale or exchange of Offered Securities by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Offered Securities may be disallowed if other Offered Securities are purchased within 30 days before or after the disposition.

Capital Gains and Losses

     The highest marginal individual income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to noncorporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of depreciable real property, held for more than 18 months is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions designated by us as capital gain dividends and any retained capital gains that we are deemed to distribute, we may designate, subject to limits, whether such a distribution is taxable to its noncorporate stockholders at a 20%, or 25% tax rate. Thus, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxable REIT Subsidiaries

     The Real Estate Investment Trust Modernization Act, effective for 2001 and later years, allows a corporation (other than a REIT) in which a REIT directly or indirectly owns stock and that has made a joint election with the REIT, to perform services for tenants without disqualifying the rents received (as under prior law). These subsidiaries, called Taxable Real Estate Investment Trust Subsidiaries (a "taxable REIT subsidiary" or "TRS"), are subject to taxation and will be limited in the amount of debt, rental and other payments between the REIT and the TRS.

     The operating partnership formed Prentiss Properties Resources, Inc. on March 28, 2001 to function as a TRS and provide services to the operating partnership. In exchange for its ownership interests in Prentiss Properties Resources, Inc., the operating partnership contributed its ownership interests in Prentiss Properties Limited, Inc., notes issued by Prentiss Properties Limited, Inc., cash, and other assets not directly related to the core business of the Company.

     The fair market value of all TRS securities cannot exceed 20% of the REIT's fair market value. At this time, the Company does not anticipate that its investments in all future TRS will exceed 20% of the value of the Company.

Information Reporting Requirements and Backup Withholding

     We report and will continue to report to our U.S. shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder is a corporation or is otherwise exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. If you are a Shareholder, and do not provide us with his correct taxpayer identification number, you may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against your income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to you if you fail to certify your nonforeign status to us.

Taxation of Tax-Exempt Shareholders

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by us to tax-exempt entities generally should not constitute unrelated business taxable income. However, if tax-exempt entities finances its acquisition of the Offered Securities with debt, a portion of its income from us will constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs section 501(c) (7), (9),
(17), and (20), respectively, of the Internal Revenue Code are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions from us as unrelated business taxable income. In addition, a pension trust that owns more than 10% of our shares may be required to treat a percentage of the dividends from us as unrelated business taxable income. That percentage is the gross income derived by us from an unrelated trade or business, determined as if we were a pension trust, divided by our gross income for the year in which the dividends are paid. The unrelated business taxable income rule applies to a pension trust holding more than 10% of our stock only if (1) the unrelated business taxable income percentage is at least 5%, (2) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (3) we are a "pension-held" REIT, that is, either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our shares collectively own more than 50% of the value of our shares. Because the Ownership Limitation prohibits any pension trust from owning more than 8.5% of the common shares or more than 9.8% of any class or series of the Preferred Shares, we should not be a "pension-held" REIT.

Taxation of Non-U.S. Shareholders

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively referred to as foreign shareholders) are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective foreign shareholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws with regard to an investment in the Offered Securities, including any reporting requirements.

     If you are a foreign shareholder, distributions that are not attributable to gain from our sales or exchanges of U.S. real property interests and that we do not designate as capital gains dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Offered Securities is treated as effectively connected with the foreign shareholder's conduct of a U.S. trade or business, the foreign shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions, and also may be subject to the 30% branch profits tax in the case of a foreign shareholder that is a non-U.S. corporation. We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a foreign shareholder unless a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with us or the foreign shareholder files the required form with us claiming that the distribution is effectively connected income. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's common shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a foreign shareholder's Offered Securities, such distributions will give rise to tax liability if the foreign shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Offered Securities, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. Amounts so withheld, however, are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     We are required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a foreign shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a foreign shareholder as if such gain were effectively connected with a U.S. business. Foreign shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption. We are required to withhold 35% of any distribution that is designated by us as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a foreign shareholder upon a sale of his common shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. However, because the Offered Securities will be publicly traded, no assurance can be given that we are or will continue to be a "domestically controlled REIT." In addition, a foreign shareholder that owned, actually or constructively, 5% or less of the common shares or preferred shares at all times during a specified testing period will not be subject to tax under FIRPTA if the common shares or preferred shares, as applicable, are "regularly traded" on an established securities market. Furthermore, gain not subject to FIRPTA will be taxable to a foreign shareholder if (1) investment in the Offered Securities is effectively connected with the foreign shareholder's U.S. trade or business, in which case the foreign shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the foreign shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the Offered Securities were to be subject to taxation under FIRPTA, the foreign shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations.

Possible Legislation or Other Action Affecting Tax Consequences

     The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Service and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect an investment in us. We cannot predict whether, when, in what forms, or with what effective dates, the tax laws applicable to us or an investment in us will be changed.

Other Tax Consequences

     We, the general partner, the operating partnership, a noncorporate subsidiary, Prentiss Properties Resources, Inc., or our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we, it or they own property, transact business, or reside. Such state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us.

     In particular, the State of Texas imposes a franchise tax upon corporations and limited liability companies that do business in Texas, including REITs that are organized as corporations. While we are organized as a Maryland real estate investment trust and are therefore not subject to the Texas franchise tax, we own, directly or indirectly, qualified REIT subsidiaries and limited liability companies that are subject to the tax. The Texas franchise tax imposed on a corporation doing business in Texas generally is equal to the greater of (1)
 .25% of "taxable capital", generally, financial accounting net worth with adjustments, apportioned to Texas; or (2) 4.5% of "taxable earned surplus", generally, federal taxable income with adjustments, apportioned to Texas. A corporation's taxable capital and taxable earned surplus are apportioned to Texas based upon a fraction, the numerator of which is the corporation's gross receipts from business transacted in Texas and the denominator of which is the corporation's gross receipts from all sources.

Tax Aspects of the Operating Partnership and the Noncorporate Subsidiaries

     The following discussion summarizes material federal income tax considerations applicable to our direct or indirect investment in the operating partnership and the Noncorporate Subsidiaries, each of the operating partnership and the noncorporate subsidiaries is referred to herein as a "partnership". The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

     We will be entitled to include in our income our distributive share of each partnership's income and to deduct our distributive share of each partnership's losses only if each partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity is treated as a partnership under Treasury regulations relating to entity classification and is not a "publicly traded" partnership.

     In general, under the entity classification regulations, we will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, the effective date of the entity classification regulations, such as the partnerships, will be respected for all periods prior to January 1, 1997 if:

     .   The entity had a reasonable basis for its claimed classification.

     . the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and

     . neither the entity nor any of its members was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

Each partnership in existence on January 1, 1997 reasonably claimed partnership classification under the entity classification regulations in effect prior to January 1, 1997, and such classification should be respected for federal income tax purposes. In addition, no partnership was notified by a taxing authority on or before May 8, 1996 that its classification was under examination. The partnerships intend to continue to be classified as partnerships and no partnership will elect to be treated as an association taxable as a corporation for federal income tax purposes under the entity classification regulations. We have represented to Akin, Gump that, to the best of our knowledge, each partnership will be treated as a "partnership" for federal income tax purposes.

     A publicly traded partnership is a partnership whose interests trade on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof. A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under the publicly traded partnership provisions of the Internal Revenue Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. The U.S. Treasury Department has issued regulations that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if all interests in the partnership were issued in a transaction, or transactions, that was not required to be registered under the Securities Act, and the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity, that is, a partnership, grantor trust, or S corporation, that owns an interest in the partnership is treated as a partner in such partnership only if substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest, direct or indirect, in the partnership and a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each partnership qualifies for this private placement exclusion. If a partnership is considered a publicly traded partnership under the publicly traded partnership regulations because it is deemed to have more than 100 partners, such partnership should not be treated as a corporation because it should have a sufficient amount of passive-type income to meet the qualifying income exception to publicly traded partnership status.

     If for any reason one of the partnerships are taxable as corporations, rather than as partnerships, for federal income tax purposes, we would likely not be able to qualify as a REIT. In addition, any change in a partnership's status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of such partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such partnership's taxable income.

Income Taxation of the Partnerships and their Partners

     Partners, not Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we will be required to take into account its allocable share of each partnership's income, gains, losses, deductions, and credits for any taxable year of such partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under the partnership provisions of the Internal Revenue Code and Treasury Regulations if they do not comply with those provisions. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each partnership's allocations of taxable income and loss are intended to comply with the requirements of the partnership provisions of the Internal Revenue Code and the Treasury Regulations.

     Tax Allocations with Respect to Contributed Properties. Pursuant to the partnership provisions of the Internal Revenue Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution.

     Under the operating limited partnership agreement, depreciation or amortization deductions of the operating partnership generally are allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under the partnership provisions of the Internal Revenue Code and Treasury Regulations to use a method for allocating tax depreciation deductions attributable to our properties that results in our receiving a disproportionately large share of such deductions. In addition, gain on the sale of a property contributed to the operating partnership in exchange for Units will be specially allocated to the contributor to the extent of any "built-in" gain with respect to such property for federal income tax purposes. Depending on the allocation method elected under the Internal Revenue Code, it is possible that we may be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if such properties were to have a tax basis equal to their fair market value at the time of contribution and may be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirement, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining which portion of our distributions is taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as dividends than would have occurred had we purchased our properties for cash.

     Basis in Operating Partnership Interest. Our adjusted tax basis in our partnership interest in the operating partnership generally is equal to (1) the amount of cash and the basis of any other property contributed to the operating partnership by us, (2) increased by (A) our allocable share of the operating partnership's income and (B) our allocable share of indebtedness of the operating partnership, and (3) reduced, but not below zero, by (A) our allocable share of the operating partnership's loss and (B) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of the operating partnership.

     If the allocation of our distributive share of the operating partnership's loss would reduce the adjusted tax basis of our partnership interest in the operating partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the operating partnership's distributions, or any decrease in our share of the indebtedness of the operating partnership, would reduce our adjusted tax basis below zero, such distributions, including such constructive distributions, will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain, and if our partnership interest in the operating partnership has been held for longer than the one-year long-term capital gain holding period, the distributions and constructive distributions will constitute long-term capital gain.

Sale of the Operating Partnership's or a Noncorporate Subsidiary's Property

     Generally, any gain realized by a partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by a partnership on the disposition of the contributed properties, and any gain recognized upon the disposition of the properties acquired by a partnership for cash, over and above the gain allocated to the contributor, as discussed above, will be allocated among the partners in accordance with their respective percentage interests in the partnership. Our bylaws provide that any decision to sell any real estate asset in which a trustee, or officer, or any affiliate of the foregoing, has a direct or indirect interest, will be made by a majority of the trustees including a majority of the Independent Trustees.

     Our share of any gain realized by a partnership on the sale of any property held by the partnership as inventory or other property held primarily for sale to customers in the ordinary course of the partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. We, however, do not presently intend to acquire or hold or to allow a partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or a partnership's trade or business.

Selling Shareholders

     The holder listed below, and its transferees, pledgees, donees or other successors, are the selling shareholders. The selling shareholders may include Merrill Lynch International Private Finance Limited, a pledgee of SCGP. If necessary, a supplement to this prospectus will identify any other selling shareholder. The following table sets forth, as of a recent practicable date prior to the effectiveness of the registration statement of which this prospectus forms a part, information with respect to the selling shareholders named below and the respective number of Series D Preferred Shares and Conversion Common Shares owned by each such selling shareholder that may be offered pursuant to this prospectus. Each selling shareholder is registering the entire amount of the Series D Preferred Shares and Conversion Common Shares set forth opposite its name in the table below, which sets forth the number and percentage of the outstanding common shares owned beneficially by each such selling shareholder.

                                                     Series D Preferred Shares
                                                     -------------------------

                                Beneficial Ownership                                                    Beneficial Ownership
                                --------------------                                                    --------------------
                              Prior to the Offering(1)                 Number of Shares Offered(1)       After the Offering(1)
                          -----------------------------------         -----------------------------  ----------------------------
Selling Shareholder                         Percent of total                                                       Percent of total
-------------------                         ----------------                                                       ----------------
                              Shares           Outstanding                                              Shares        Outstanding
                          --------------    -----------------                                        -----------   ----------------
Security Capital               3,773,585           100%                     3,773,585                     0             *
 Preferred Growth
 Incorporated


                                                     Conversion Common Shares
                                                     ------------------------

                                Beneficial Ownership                                                     Beneficial Ownership
                                -------------------                                                      --------------------
                               Prior to the Offering(1)              Number of Shares Offered(1)          After the Offering(1)
                          -----------------------------------       ----------------------------    -------------------------------
Selling Shareholder                         Percent of total                                                       Percent of total
--------------------                      -------------------                                                     -----------------
                               Shares        Outstanding(2)                                           Shares          Outstanding
                          --------------  ---------------------                                     -----------   ------------------

Security Capital               3,773,585           9.38%                    3,773,585                     0            *
 Preferred Growth
 Incorporated

________________
 * less than 1%.

(1) Because the selling shareholders may offer all, some or none of the Series D Preferred Shares or the Conversion Common Shares, and because the offering contemplated by this prospectus is currently not being underwritten, no estimate can be given as to the number of the Series D Preferred Shares or the Conversion Common Shares that will be held by each such selling shareholder upon or prior to the termination of this offering. We have assumed for purposes of the above chart that the selling shareholders will sell all of their shares. All other information has been obtained from the selling shareholders.

(2) Based upon a total of 36,441,652 common shares outstanding as of May 11, 2001.

Plan of Distribution


     The selling shareholders may from time to time offer and sell Conversion Common Shares on the New York Stock Exchange, in the over-the-counter market or otherwise. They may sell the Series D Preferred Shares or the Conversion Common Shares in the following manner, among others:

 .  in ordinary brokerage transactions;      .  through put or call transactions;
 .  in block transactions;                   .  through short sales; or
 .  in private negotiated transactions;      .  pursuant to Rule 144.


Those transactions may or may not involve brokers or dealers. If the transactions do include brokers, the selling shareholders expect to pay customary brokerage commissions and charges. We will pay all expenses other than underwriting discounts, selling commissions and fees, and legal and accounting fees incurred by the selling shareholders incident to the offering and sale of their respective Series D Preferred Shares or the Conversion Common Shares.

     The selling shareholders are not obligated to sell any or all of their respective Series D Preferred Shares or the Conversion Common Shares offered pursuant to this prospectus. The selling shareholders reserve the right to accept and to reject in whole or in part any proposed purchase of the Series D Preferred Shares or the Conversion Common Shares.

     To the extent required, a supplement to this prospectus or a post effective amendment to the registration statement of which this prospectus is a part will set forth the aggregate principal amount of the Series D Preferred Shares or the Conversion Common Shares to be sold, the name of the selling shareholder, the purchase price, the name of any agent, dealer or underwriter and any applicable commission with respect to a particular offer. The selling shareholders and any agents, broker-dealers or underwriters that participate with the selling shareholders in the distribution of the Series D Preferred Shares or the Conversion Common Shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any discounts, commissions or concessions received by such broker-dealers, agents or underwriters and any profit on the resale of the Series D Preferred Shares or the Conversion Common Shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     We have agreed to indemnify the selling shareholders and their respective directors, officers and controlling persons against liabilities relating to the registration statement, including liabilities under the Securities Act. Each selling shareholder has agreed to indemnify us and our directors, officers and controlling persons against liabilities relating to any information given to us by that selling shareholder in writing for inclusion in the registration statement, including liabilities under the Securities Act.

Legal Opinions

     The legality of the issuance of our Series D Preferred Shares or the Conversion Common Shares will be passed upon by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Akin, Gump, Strauss, Hauer & Feld, L.L.P. will provide a legal opinion regarding certain tax matters.

Experts

     The financial statements and financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at http://www.pplinc.com or at the SEC's web site at http://www.sec.gov.

     We filed a registration statement on Form S-3 to register with the SEC the Series D Preferred Shares and the Conversion Common Shares. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will automatically update and supersede previously filed information, including information contained in this document.

     We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date hereof until our offering is completed.

     1. Our Annual Report on Form 10-K, File No. 001-14516, for the year ended December 31, 2000, filed on March 27, 2001.

     2. Our Quarterly Report on Form 10-Q, File No. 001-14516, for the quarter ended March 31, 2001, filed on May 15, 2001.

     3.  Our Current Reports filed since January 1, 2001 as follows:

             . Form 8-K, File No. 001-14516, filed on March 22, 2001. . Form 8-K, File No. 001-14516, filed on April 23, 2001.

     4. The description of the common shares contained in our registration statement on Form 8-A, File No. 001-14516, filed on October 17, 1996, under the Exchange Act, including any reports filed under the Exchange Act for the purpose of updating such description.

     5. The description of the Series B Junior Preferred Shares contained in our registration statement on Form 8-A, File No. 000-23813, filed on February 17, 1998, as amended by our registration statement of Form 8-A, File No. 001-14516, filed on March 10, 1998, including any reports filed under the Exchange Act for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning:

             Prentiss Properties Trust
             3890 W. Northwest Highway, Suite 400
             Dallas, Texas 75220
             (214) 654-0886

     You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide different information to you. We are not making an offer of these securities in any state where such offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following sets forth the estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby, all of which be paid for by Prentiss Properties Trust (the "Company"):

     SEC registration fee.................................  $ 2,476
     Accounting fees and expenses.........................  $ 4,000
     Blue Sky fees and expenses...........................  $ 1,000
     Legal fees and expenses..............................  $20,000
     Printing.............................................  $ 5,000
     Miscellaneous........................................  $ 2,000
                                                            -------
          TOTAL...........................................  $34,476
                                                            =======

Item 15. Indemnification of Officers and Directors

     Maryland REIT law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company's declaration of trust contains such a provision, which eliminates such liability to the maximum extent permitted by Maryland REIT law.

     The Company's declaration of trust authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former Trustee or officer or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder. The bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (a) any present or former Trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Company's declaration of trust and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Company's bylaws require the Company to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as is permitted by Maryland General Corporation Law for directors and officers of Maryland corporations. Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless a court orders indemnification and then only for expenses. In accordance with Maryland General Corporation Law, the bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the Trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Company's bylaws and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

Item 16. Exhibits and Financial Statement Schedules

(a)      Exhibits

Exhibit
Number                                 Exhibits
------                                 --------

3.1 Form of Amended and Restated Declaration of Trust of the Company (filed as Exhibit 3.1 to the Company's Registration Statement on Amendment No. 1 of Form S-11, filed on September 18, 1996, File No. 333-09863, and incorporated by reference herein).

3.2 Articles Supplementary, dated February 17, 1998, Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Junior Participating Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, Series B, and Fixing Distribution and Other Preferences and Rights of Such Shares (filed as Exhibit 3 to the Company's Registration Statement on Form 8-A, filed on February 17, 1998, File No. 000-23813, and incorporated by reference herein).

3.3 Articles Supplementary, dated June 25, 1998, Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Series B Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of Such Shares (filed as Exhibit 3.5 to the Company's Form 10-Q, filed on August 12, 1998, and incorporated by reference herein).

3.4 Articles Supplementary, dated September 17, 1999, Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Series C Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of Such Shares (filed as Exhibit 3.6 to the Company's Form 10-Q, filed on November 11, 1999, and incorporated by reference herein).

3.5 Articles Supplementary, dated March 20, 2001, Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of Such Shares (filed as Exhibit 3.7 to the Company's Annual Report on Form 10-K, filed on March 27, 2001, and incorporated by reference herein).

3.6 Bylaws of the Company (filed as Exhibit 3.2 to the Company's Registration Statement on Amendment No. 1 of Form S-11, filed on September 18, 1996, File No. 333-09863, and incorporated by reference herein).

4.1 Form of common shares Certificate (filed as Exhibit 4.1 to the Company's Registration Statement on Amendment No. 1 of Form S-11, filed on September 18, 1996, File No. 333-09863, and incorporated by reference herein).

4.2 Rights Agreement, dated February 6, 1998, between the Company and First Chicago Trust Company of New York, as Rights Agent (filed as
           Exhibit 4.1 to the Company's Registration Statement on Form 8-A, filed on February 17, 1998, File No. 000-23813, and incorporated by reference herein).

4.3        Form of Rights Certificate (included as Exhibit A to the Rights
           Agreement).

4.4 Form of Series D Preferred Share Certificate (filed as Exhibit 4.4 to the Company's Annual Report on Form 10-K, filed on March 27, 2001, and incorporated by reference herein).

5*         Opinion of Ballard Spahr Andrews & Ingersoll, L.L.P.

8* Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. regarding tax matters.

10.1 Second Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.2 to the Company's Annual Report on Form 10-K, filed on March 25, 1997, and incorporated by reference herein).

10.2 First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K, filed on January 15, 1998, and incorporated by reference herein).

10.3 Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q, filed on August 12, 1998, and incorporated by reference herein).

10.4 Eighth Amendment to the Second Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q, filed on November 11, 1999, and incorporated herein by reference).

10.5 Thirteenth Amendment to the Second Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.12 to the Company's Annual Report on Form 10-K, filed on March 27, 2001, and incorporated herein by reference).

10.6 Registration Rights Agreement, dated March 20, 2001, by and between the Company and Security Capital Preferred Growth Incorporated (filed as Exhibit 10.15 to the Company's Annual Report on Form 10-K, filed on March 27, 2001, and incorporated herein by reference).

10.7 Fourteenth Amendment to the Second Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.1 to the Company's Current Report on Form 10-K, filed on April 23, 2001, and incorporated herein by reference).

12* Statement regarding Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Share Dividends.

23.1*      Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in
           Exhibit 8).

23.2*      Consent of PricewaterhouseCoopers LLP.

23.3*      Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
           Exhibit 5).

24* Power of Attorney (included on the signature page of this Registration Statement).
_______________________________
*    Filed herewith.

(b)  Financial Statement Schedules

None.

Item 17.  Undertakings

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that the in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant further hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, on May 23, 2001.


                                    PRENTISS PROPERTIES TRUST



                                    By:  /s/ Thomas F. August
                                         ---------------------------------------
                                         Thomas F. August
                                         President, Chief Executive Officer and
                                         Trustee



                               POWER OF ATTORNEY

     The undersigned directors and officers of Prentiss Properties Trust hereby constitute and appoint Michael V. Prentiss, Thomas F. August and Gregory S. Imhoff, and any of them, with full power to act and full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents relating thereto and any registration statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Commission and hereby ratify and confirm all that such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

         Name                              Title                      Date
         ----                              -----                      ----

/s/ Michael V. Prentiss      Chairman of the Board and Trustee     May 23, 2001
--------------------------
Michael V. Prentiss

/s/ Thomas F. August         President, Chief Executive Officer    May 23, 2001
--------------------------
Thomas F. August             and Trustee
                             (Principal Executive Officer)         May 23, 2001

/s/ Thomas J. Hynes, Jr.     Trustee                               May 23, 2001
--------------------------
Thomas J. Hynes, Jr.

                             Trustee
--------------------------
Barry J.C. Parker

/s/ Leonard M. Riggs, Jr.   Trustee                             May 23, 2001
---------------------------
Leonard M. Riggs, Jr.

/s/ Ronald G. Steinhart     Trustee                             May 23, 2001
---------------------------
Ronald G. Steinhart

/s/ Lawrence A. Wilson      Trustee                             May 23, 2001
---------------------------
Lawrence A. Wilson

/s/ Michael A. Ernst        Senior Vice President and Chief     May 23, 2001
---------------------------
Michael A. Ernst            Financial Officer
                            (Principal Financial Officer)

/s/ Thomas P. Simon         Senior Vice President and Chief     May 23, 2001
---------------------------
Thomas P. Simon             Accounting Officer
                            (Chief Accounting Officer)

                                 EXHIBIT INDEX

Exhibit
Number                                 Exhibits
------                                 --------

3.1 Form of Amended and Restated Declaration of Trust of the Company (filed as Exhibit 3.1 to the Company's Registration Statement on Amendment No. 1 of Form S-11, filed on September 18, 1996, File No. 333-09863, and incorporated by reference herein).

3.2 Articles Supplementary, dated February 17, 1998, Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Junior Participating Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, Series B, and Fixing Distribution and Other Preferences and Rights of Such Shares (filed as Exhibit 3 to the Company's Registration Statement on Form 8-A, filed on February 17, 1998, File No. 000-23813, and incorporated by reference herein).

3.3 Articles Supplementary, dated June 25, 1998, Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Series B Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of Such Shares (filed as Exhibit 3.5 to the Company's Form 10-Q, filed on August 12, 1998, and incorporated by reference herein).

3.4 Articles Supplementary, dated September 17, 1999, Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Series C Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of Such Shares (filed as Exhibit 3.6 to the Company's Form 10-Q, filed on November 11, 1999, and incorporated by reference herein).

3.5 Articles Supplementary, dated March 20, 2001, Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of Such Shares (filed as Exhibit 3.7 to the Company's Annual Report on Form 10-K, filed on March 27, 2001, and incorporated by reference herein).

3.6 Bylaws of the Company (filed as Exhibit 3.2 to the Company's Registration Statement on Amendment No. 1 of Form S-11, filed on September 18, 1996, File No. 333-09863, and incorporated by reference herein).

4.1 Form of common shares Certificate (filed as Exhibit 4.1 to the Company's Registration Statement on Amendment No. 1 of Form S-11, filed on September 18, 1996, File No. 333-09863, and incorporated by reference herein).

4.2 Rights Agreement, dated February 6, 1998, between the Company and First Chicago Trust Company of New York, as Rights Agent (filed as
            Exhibit 4.1 to the Company's Registration Statement on Form 8-A, filed on February 17, 1998, File No. 000-23813, and incorporated by reference herein).

4.3         Form of Rights Certificate (included as Exhibit A to the Rights
            Agreement).

4.4 Form of Series D Preferred Share Certificate (filed as Exhibit 4.4 to the Company's Annual Report on Form 10-K, filed on March 27, 2001, and incorporated by reference herein).

5*          Opinion of Ballard Spahr Andrews & Ingersoll, L.L.P.

8* Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. regarding tax matters.

10.1 Second Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit
            10.2 to the Company's Annual Report on Form 10-K, filed on March 25, 1997, and incorporated by reference herein).

10.2 First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K, filed on January 15, 1998, and incorporated by reference herein).

10.3 Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q, filed on August 12, 1998, and incorporated by reference herein).

10.4 Eighth Amendment to the Second Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q, filed on November 11, 1999, and incorporated herein by reference).

10.5 Thirteenth Amendment to the Second Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.12 to the Company's Annual Report on Form 10-K, filed on March 27, 2001, and incorporated herein by reference).

10.6 Registration Rights Agreement, dated March 20, 2001, by and between the Company and Security Capital Preferred Growth Incorporated (filed as Exhibit 10.15 to the Company's Annual Report on Form 10-K, filed on March 27, 2001, and incorporated herein by reference).

10.7 Fourteenth Amendment to the Second Amended and Restated Agreement of Limited Partnership of Prentiss Properties Acquisition Partners, L.P. (filed as Exhibit 10.1 to the Company's Current Report on Form 10-K, filed on April 23, 2001, and incorporated herein by reference).

12* Statement regarding Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Share Dividends.

23.1*       Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in
            Exhibit 8).

23.2*       Consent of PricewaterhouseCoopers LLP.

23.3*       Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
            Exhibit 5).

24* Power of Attorney (included on the signature page of this Registration Statement).

_______________________________
*     Filed herewith.